Exhibit 99.1

Evolution Petroleum Announces Acquisition of Non-Operated Assets in the Williston Basin

HOUSTON, TX / ACCESSWIRE / January 20, 2022 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") announced today the closing of an acquisition of oil-weighted, non-operated oil and natural gas assets in the Williston Basin (the "Transaction"). The Company acquired 50% of certain interests held by privately-owned Foundation Energy Management (“Foundation”) in North Dakota in Billings, Golden Valley, and McKenzie counties. The purchase price at closing was $25.9 million, net of preliminary purchase price adjustments. The Transaction had an effective date of June 1, 2021 and closed on January 14, 2022.

Transaction Highlights

•Addition of approximately 2.3 million barrels of oil equivalent (“MMBOE”) (80% oil, 9% natural gas liquids) of long-life producing reserves in a premier U.S. oil-producing basin, using January 14, 2022 strip pricing;
•Includes an average working interest of approximately 39% in 73 producing wells along with approximately 47,500 net acres (85% held by production) with associated interest in over 400 gross potential drilling opportunities;
•Incremental cash flow is expected to further support the Company’s quarterly dividend;
•Increased Evolution’s net daily production by approximately 10% or 596 barrels of oil equivalent per day (“BOEPD”), based on the three months ended September 30, 2021;
•Acquisition funded from cash on hand and borrowings under the Company’s existing senior credit facility;
•Requires minimal incremental overhead for the Company; and
•Establishes a strategic operational relationship with Foundation in which Evolution may propose and fund drilling locations within the asset footprint.

Management Comments

Jason Brown, President and Chief Executive Officer, commented, "We are pleased to announce this strategic transaction with Foundation, an organization that shares a similar primary goal of generating steady, long-term cash flow for its investors. The Transaction provides Evolution with immediate incremental free cash flow that will be used to further support our current dividend policy. The Transaction also provides direct collaboration and involvement with our operating partner, Foundation, regarding the pace of asset development, including the ability to propose and execute targeted drilling and completion of potential drilling opportunities. This represents a significant increase in potential undeveloped reserves that we anticipate will be supportive of our dividend for many years to come.”

Brown continued, “With a purchase price based on oil prices much lower than current levels, this acquisition complements our low decline, long-life portfolio and provides a presence in the prolific Williston Basin. We expect to quickly integrate the Transaction with a minimal increase in overhead, similar to our purchase of interests in the Barnett Shale in 2021. We look forward to executing on additional targeted acquisition opportunities that provide immediate benefit to our shareholders and support our long-term strategy of driving increased and sustainable long term dividend payouts.”

Asset Details

The acquired assets consist of 50% of Foundation’s interest, an approximately 39% working interest net to Evolution, in 73 producing wells in the Williston Basin in Billings, Golden Valley, and McKenzie counties, North Dakota, which was acquired by Foundation from a private seller in October 2021. The acquisition also included approximately 47,500 net acres with associated 400 potential drilling opportunities. The acquired assets consist of producing reserves of approximately 2.0 million barrels (“MMBls”) of liquids and 1,600 million cubic feet of natural gas (“MMcf”), using January 14, 2022 strip pricing. The commodity mix of the assets is 80% oil, 11% natural gas, and 9% natural gas liquids.

Evolution anticipates a number of the infill upside locations will be designated proved undeveloped (“PUD”) during the Company’s year-end reserves evaluation, as limited by the SEC’s five-year PUD rule. Evolution expects the acquired drilling locations, of which more than 40 are already permitted and located on existing pads with infrastructure, will be funded out of future cash flow to support production and the Company’s dividend. A limited drilling program is not expected to begin until 2023.

Foundation, an established operator in the geographic region, will be the operator of the assets. As part of the Purchase and Sale Agreement, Evolution and Foundation have entered into a Joint Development Understanding whereby a working relationship has been established to develop the asset area prudently and in both owners’ financial interest. As part of the agreement, Evolution has the ability to both propose and execute drilling locations within the asset footprint.

Transaction Consideration and Capital Available

Evolution funded the transaction from cash on hand and borrowings from the Company’s senior credit facility with MidFirst Bank. Effective November 9, 2021, the Company’s borrowing base was increased to $50 million, with an elected commitment amount of $40 million. As of December 31, 2021 and prior to the transaction, the Company had approximately $13 million in cash on hand and had $4 million drawn under the credit facility. The Company estimates that net debt after giving effect to the Transaction will be well below the Company’s targeted maximum of one times pro forma Adjusted EBITDA*. The credit facility agreement requires the Company to enter into hedges covering 25% of oil and natural gas production on a rolling twelve-month basis. In order to retain upside with commodity prices, the Company expects to utilize primarily costless collars.

*Adjusted EBITDA is Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure. The Company defines Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization (DD&A), stock-based compensation, other amortization and accretion, ceiling test impairment and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-cash expense (income) items.

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and natural gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and natural gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and natural gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement, and other exploitation efforts on its properties. Our assets include our non-operated interests in the Barnett Shale in North Texas, a CO2 enhanced oil recovery project in Louisiana's Delhi field, a secondary recovery project in Wyoming's Hamilton Dome field, and our interest in newly acquired properties in the Williston Basin in North Dakota. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.evolutionpetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts

Jason Brown, President & CEO
Ryan Stash, SVP & CFO
(713) 935-0122
JBrown@evolutionpetroleum.com
RStash@evolutionpetroleum.com